Exhibit (e)(4)
Amendment No. 1 to Non-Disclosure Agreement
This Amendment No. 1 to Non-Disclosure Agreement (this “Amendment”), dated as of May 6, 2010, is entered into by and between Clinical Data, Inc. (“Disclosing Party”) and Forest Laboratories, Inc. (“Receiving Party”).
WHEREAS, Disclosing Party and Receiving Party have entered into a Non-Disclosure Agreement dated as of December 11, 2007 (the “Agreement”);
WHEREAS, Disclosing Party and Receiving Party wish to amend the Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
1.	Section 2.f of the Agreement is hereby amended by deleting “the date of this Agreement” in the second line of such section and inserting “May 6, 2010” in lieu thereof.

2.	Section 2.g of the Agreement is hereby amended by deleting “Bear, Stearns & Co., Inc. (“Bear Stearns”)” in the fourth line of such section and inserting “Disclosing Party” in lieu thereof.

3.	Section 2.h of the Agreement is hereby amended by deleting “the date of this Agreement” in the first line of such section and inserting “May 6, 2010” in lieu thereof.

4.	Section 2.h of the Agreement is hereby further amended by deleting the last sentence of such section and inserting the following sentence in lieu thereof: “Notwithstanding the preceding, you shall be entitled to propose and take any of the foregoing actions from and after (A) the public announcement by the Board of Directors of the Disclosing Party of its approval or recommendation of any of the foregoing actions by a third party, (B) the solicitation by the Disclosing Party, its Board of Directors or any of its agents or representatives of offers in respect of any of the foregoing actions, or (C) the commencement by any third party of a tender or exchange offer which, if successful, would result in such third party beneficially owning not less than 50% of all outstanding voting securities of the Disclosing Party.”.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.

CLINICAL DATA, INC.		FOREST LABORATORIES, INC.

By:	/s/ C. Evan Ballantyne	By:	/s/ Michael Metzger

Name:	C. Evan Ballantyne	Name:	Michael Metzger
Title:	CFO	Title:	Sr. Director Business Development